EXHIBIT 4.12


                                                       FORM OF DEBENTURE


THIS DEBENTURE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE "1933 ACT"), AND MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO OR FOR THE ACCOUNT OR BENEFIT OF U.S. PERSONS (AS SUCH TERMS ARE DEFINED IN REGULATION S UNDER THE 1933 ACT), FOR A PERIOD OF FORTY (40) DAYS AFTER COMPLETION OF THE OFFERING PURSUANT TO WHICH THIS DEBENTURE WAS ISSUED, AND THEREAFTER MAY ONLY BE OFFERED OR SOLD PURSUANT TO REGISTRATION UNDER OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT.

10.0% CUMULATIVE CONVERTIBLE DEBENTURE DUE  November _, 1997

$                                          November _, 1996
Number_____

      FOR VALUE RECEIVED, SYSTEMS COMMUNICATIONS, INC., a Florida corporation (the "Company"), hereby promises to pay to ________________ or registered assigns (the "Holder") on November
__,   1997  (the  "Maturity  Date"),  the  principal  amount   of
__________________________ Dollars($___,000)  U.S.,  and  to  pay
interest on the principal amount hereof, in such amounts, at such times and on such terms and conditions as are specified herein.

Article 1. Interest

      The Company shall pay interest on the unpaid principal amount of this Debenture (the "Debenture") at the rate of Ten Percent (10.0%) per year, payable at the time of each conversion until the principal amount hereof is paid in full or has been converted. Interest on this Debenture shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from November _, 1996. Interest shall be computed on the basis of a 360 day year of 12, 30 day months. If the Holder shall convert this Debenture during any quarter, the Company shall pay to the Holder, upon conversion, the pro-rata portion of accrued interest payable through the conversion date.

Article 2. Method of Payment

      This Debenture must be surrendered to the Company in order for the Holder to receive payment of the principal amount hereof. The Company shall have the option of paying the interest on this Debenture in United States dollars or in Common Stock upon conversion pursuant to Article 3 hereof. The Company may draw a check for the payment of interest to the order of the Holder of this Debenture and mail it to the Holder's address as shown on the Register (as defined in Section 7.2 below). Interest and principal payments shall be subject to withholding under applicable United States Federal Internal Revenue Service Regulations.

Article 3.  Conversion

     Section 3.1.  Conversion Privilege

      (a) The Holder of this Debenture shall have the right, at its option, to convert all, or part of the principal amount of the Debenture as provided herein, into shares of common stock, par value $0.001 per share, of the Company ("Common Stock") at any time which is before the close of business on the Maturity Date, except as set forth in Section 3.1(c) below. The number of shares of Common Stock issuable upon the conversion of this Debenture is determined by dividing the principal amount hereof to be converted plus all accrued and unpaid interest thereon, minus any required withholding, by the conversion price in effect on the conversion date (as defined in paragraph (b) of this Section 3.1 below) and rounding the result to the nearest whole share.

      (b)   The conversion price and procedures are set forth  in
Section 3.2.

     (c) Less than all of the principal amount of this Debenture may be converted into Common Stock if the portion converted is $5,000 or a whole multiple of $5,000, and the provisions of this
Article 3 that apply to the conversion of all of the Debenture shall also apply to the conversion of a portion of it. All accrued and unpaid interest on this Debenture shall be added to the amount converted if less than all of the principal amount of this Debenture is converted and shall be deemed to be paid and discharged thereby. This Debenture may not be converted, whether in whole or in part, except in accordance with Section 3.2.

      (d) In the event all or any portion of this Debenture remains outstanding on the first anniversary of the date hereof, the unconverted portion of such Debenture will automatically be converted into shares of Common Stock on such date in the manner set forth in this Section 3.2.

     Section 3.2.  Conversion Procedure.

            (a)    Debentures.   Upon  the  conversion  of   this
Debenture, the holder thereof shall submit such Debenture to Seller, and Seller shall, within three (3) business day of receipt of such Debenture, instruct Seller's transfer agent to issue one or more Certificates representing that number of shares of Common Stock into which the Debenture is convertible in accordance with the provisions regarding conversion set forth in Exhibit A hereto. The Seller's transfer agent or attorney shall act as Debenture Registrar and shall maintain an appropriate ledger containing the necessary information with respect to each Debenture.

           (b) Common Stock to be Issued Without Restrictive Legend. Upon the conversion of this Debenture and upon receipt by the Company of a facsimile or original of Purchaser's signed Notice of Conversion and Purchaser Representation Letter (See Exhibits A and B attached hereto) Seller shall instruct Seller's transfer agent to issue Stock Certificates without restrictive legend or stop transfer instructions in the name of Purchaser (or its nominee (being a non-U.S. Person) or such non-U.S. Persons as may be designated by Purchaser prior to the closing) and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion, as applicable. Seller warrants that no instructions other than these instructions have been given or will be given to the transfer agent and that the Common Stock shall otherwise be freely transferable on the books and records of Seller. Nothing in this Section 3.2, however, shall affect in any way Purchaser's or such nominee's obligations and agreements to comply with all applicable securities laws upon resale of the Securities.

            (c) The holder of the Debenture ("Holder") is entitled, at its option, at any time commencing 45 days after issue hereof to convert the original principal amount of the
Debenture into shares of Common Stock , $0.001 par value per share, of the Company (the "Common Stock"), at a conversion price for each share of Common Stock equal to the lesser of (a) seventy percent (70%) of the five day average closing bid price of The Company's Common Stock for the five (5) trading days immediately preceding the Conversion Date (as defined below), or (b) eighty percent (80%) of the five day average closing bid price of the Company's Common Stock for the five (5) trading days prior to the Closing Date (as defined below). The closing shall be deemed to have occurred on the date the funds are received by the Company (the "Closing Date"). Such conversion shall be effectuated by surrendering to the Company, or its attorney, the original Debenture to be converted together with a facsimile or original of the signed Notice of Conversion and a facsimile or original of the signed Purchaser Representation Letter, see Exhibits A and B attached hereto, which evidences such Holder's intention to convert the Debenture or a specified portion thereof, and accompanied by proper assignment, if applicable. No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share. The date on which Notice of Conversion is effective ("Conversion Date") shall be deemed to be the date on which the Holder has delivered to the Company the original Debenture, a facsimile or original of the signed Notice of Conversion and a facsimile or original of the signed Purchaser Representation Letter. The Debentures are subject to a mandatory, 12 month conversion feature at the end of which all Debentures outstanding will be automatically converted, upon the terms set forth in this paragraph ("Mandatory Conversion Date").

           (d) Nothing contained in this Debenture or paragraph 3.2(f) hereof, shall be deemed to establish or require the payment of interest to the Purchaser at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid under the Debenture exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing and any amounts collected in excess of the permissible amount shall be deemed a payment of principal. To the extent that such excess amount exceeds the aggregate principal amount of this Debenture, such excess shall be returned with reasonable promptness by the Holder to the Company.

          (e) Within five (5) business days after receipt of the documentation referred to above in Section 3.2(c), the Company shall deliver a certificate, without stop transfer instructions, for the number of shares of Common Stock issuable upon the conversion ("Certificate of Common Stock"). It shall be the Company's responsibility to take all necessary actions and to bear all such costs to issue the Certificate of Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. The person in whose name the Certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the Conversion Date. No payment or adjustment shall be made for accrued and unpaid interest until the earlier of the Conversion Date or the Mandatory Conversion Date. Upon surrender of any Debentures that are to be converted in part, the Company shall issue to the Purchaser a new Debenture equal to the unconverted amount, if so requested by Purchaser.

           (f) In the event the Company does not make delivery of the Certificate of Common Stock, as instructed by Purchaser, within 6 business days after the Conversion Date, then in such event the Company shall pay to Purchaser an amount, in immediately available funds in accordance with the following schedule, wherein "No. Business Days Late" is defined as the number of business days beyond the 6 business days delivery period.

                                   Late Payment for Each
                                       $10,000    of    Debenture
Principal Amount Being
No. Business Days Late             Converted
     1                             $100
     2                             $200
     3                             $300
     4                             $400
     5                             $500
     6                             $600
     7                             $700
     8                             $800
     9                             $900
     10                            $1,000
     >10                           $1,000 + $200 for each
                         Business Days Late Beyond 10 Days


      To the extent that the failure of the Company to issue the Certificate of Common Stock pursuant to this Section 3.2(f) is due to the unavailability of authorized but unissued shares of Common Stock, the provisions of this Section 3.2(f) shall not apply but instead the provisions of Section 3.2(g) shall apply.
      The  Company  shall  pay any payments incurred  under  this
Section 3.2(f) in immediately available funds within three (3) business days from the date of issuance of the Certificate of applicable Common Stock. Nothing herein shall limit a
Purchaser's right to pursue actual damages for the Company's failure to issue and deliver Common Stock to the Holder within 6 business days after the Conversion Date.
      The Company recognizes the right of Purchaser to assign any portion of the Debentures to another non-U.S. Person during the 40 day restricted period and to assign any portion of the Debentures to another non-U.S. Person or U.S. person or entity after the 40 day restricted period.

      (g) If, at any time Purchaser submits a Notice of Conversion and the Company does not have sufficient authorized but unissued shares of Common Stock available to effect, in full, a conversion of the Debentures (a "Conversion Default", the date of such default being referred to herein as the "Conversion Default Date"), the Company shall issue to the Purchaser a certificate representing all of the shares of Common Stock which are available, and the Notice of Conversion as to any Debentures requested to be converted but not converted (the "Unconverted Debentures") shall become null and void. The Company shall provide notice of such Conversion Default ("Notice of Conversion Default") to all existing Purchasers of outstanding Debentures, by facsimile, within one (1) business day of such default (with the original delivered by overnight or two day courier). No Holder may submit a Notice of Conversion after receipt of a Notice of Conversion Default until the date additional shares of Common Stock are authorized by the Company. The Company agrees to pay to all Purchasers of outstanding Debentures payments for a Conversion Default ("Conversion Default Payments") in the amount of (N/365) x (.24) x the initial issuance price of the outstanding Debentures held by each Purchaser where N = the number of days from the Conversion Default Date to the date (the "Authorization Date") that the Company authorizes a sufficient number of shares of Common Stock to affect conversion of all remaining Debentures. The Company shall send notice ("Authorization Notice") to each Purchaser of outstanding Debentures that additional shares of Common Stock have been authorized, the Authorization Date and the amount of Holder's accrued Conversion Default Payments. The accrued Conversion Default shall be paid in immediately available funds, or shall be convertible into Common Stock at the Conversion Rate, at the
Purchaser's option, payable as follows: (i) in the event Purchaser elects to take such payment in immediately available funds, payments shall be made to such Purchaser of outstanding Debentures by the fifth day of the following calendar month, or
(ii) in the event Purchaser elects to take such payment in stock, the Purchaser may convert such payment amount into common stock at the Conversion Rate at anytime after the 5th day of the calendar month following the month in which the Authorization Notice was received, until the expiration of the Mandatory Conversion Date.

           Nothing herein shall limit the Purchaser's right to pursue actual damages for the Company's failure to maintain a sufficient number of authorized shares of common stock.

      Section 3.3. Fractional Shares. The Company shall not issue a fractional share of Common Stock upon the conversion of this Debenture . Instead, the Company shall round up or down, as the case may be, to the nearest whole share.

      Section 3.4. Taxes on Conversion. The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion of this Debenture . However, the Holder shall pay any such tax which is due because the shares are issued in a name other than its name.

      Section 3.5. Company to Reserve Stock. The Company shall reserve out of its authorized but unissued Common Stock or Common Stock held in treasury a sufficient number of shares of Common Stock to permit the conversion of this Debenture. All shares of Common Stock which may be issued upon the conversion hereof shall upon issuance be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

      Section 3.6. Restrictions on Transfer. This Debenture and the Common Stock issuable upon the conversion hereof have not been registered under the Securities Act of 1933, as amended, (the "Act") and have been sold pursuant to Regulation S under the Act ("Regulation S"). The Debenture may not be transferred or resold in the United States, or to a U.S. Person, or to, or for, the account or benefit of a U.S. Person(as defined in Regulation
S) for a period of forty (40) days from the date hereof and thereafter this Debenture and the Common Stock issuable upon the conversion thereof may only be offered or sold pursuant to registration under or an exemption from the regulation provision of the Act.

           Section 3.7. Mergers, Etc. If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such merger, consolidation, sale or transfer, the Company and any such successor, purchaser or transferee shall amend this Debenture to provide that it may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable to adjustments provided for in this Article 3.

Article 4.  Mergers

     The Company shall not consolidate or merge into, or transfer all or substantially all of its assets to, any person, unless such person assumes the obligations of the Company under this Debenture and immediately after such transaction no Event of Default exists. Any reference herein to the Company shall refer to such surviving or transferee corporation and the obligations of the Company shall terminate upon such assumption.

Article 5.  Reports

     The Company will mail to the Holder hereof at its address as shown on the Register a copy of any annual, quarterly or current report that it files with the Securities and Exchange Commission promptly after the filing thereof and a copy of any annual, quarterly or other report or proxy statement that it gives to its shareholders generally at the time such report or statement is sent to shareholders.

Article 6.  Defaults and Remedies

      Section 6.1. Events of Default. An "Event of Default" occurs if (a) the Company does not make the payment of the principal of this Debenture when the same becomes due and payable at maturity, upon redemption or otherwise, (b) the Company does not make a payment, other than a payment of principal, for a period of 5 days thereafter, (c) the Company fails to comply with any of its other agreements in this Debenture and such failure continues for the period and after the notice specified below,
(d) the Company pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property or (iv) makes a general assignment for the benefit of its creditors or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company or for all or substantially all of its property or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 60 days, (e) the Company shall have its Common Stock delisted from an exchange or over-the-counter market. As used in this Section 6.1, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law. A default under clause (c) above is not an Event of Default until the holders of at least 25% of the aggregate principal amount of the Debentures outstanding notify the Company of such default and the Company does not cure it within five (5) days after the receipt of such notice, which must specify the default, demand that it be remedies and state that it is a "Notice of Default".


      Section 6.2. Acceleration. If an Event of Default occurs and is continuing beyond the time to cause such event of default, the Holder hereof by notice to the Company, may declare the principal of, and accrued interest on, this Debenture to be due and payable. Upon such declaration, the principal and interest hereof shall be due and payable immediately.

Article 7.  Registered Debentures

      Section 7.1. Series. This Debenture is one of a numbered series of Debentures having an aggregate principal amount of $500,000 which are identical except as to the name of Holder, the principal amount and the date of issuance thereof and as to any restriction on the transfer thereof in order to comply with the Securities Act of 1933 and the regulations of the Securities and Exchange Commission promulgated thereunder. Such Debentures are referred to herein collectively as the "Debentures". The Debentures shall be issued in whole multiples of $10,000.

      Section  7.2.   Record  Ownership.   The  Company,  or  its
attorney, shall maintain a register of the holders of the Debentures (the "Register") showing their names and addresses and the serial numbers and principal amounts of Debentures issued to or transferred of record by them from time to time. The Register may be maintained in electronic, magnetic or other computerized form. The Company may treat the person named as the Holder of this Debenture in the Register as the sole owner of this Debenture. The Holder of this Debenture is the person exclusively entitled to receive payments of interest on this Debenture, receive notifications with respect to this Debenture, convert this Debenture into Common Stock and otherwise exercise all of the rights and powers as the absolute owner thereof.

      Section 7.3. Registration of Transfer. Transfers of this Debenture may be registered on the books of the Company maintained for such purpose pursuant to Section 7.2 above (i.e., the Register). Transfers shall be registered when this Debenture is presented to the Company with a request to register the transfer hereof and the Debenture is duly endorsed by the appropriate person, reasonable assurances are given that the endorsements are genuine and effective, and the Company has received evidence satisfactory to it that such transfer is rightful and in compliance with all applicable laws, including tax laws and state and federal securities laws. When this
Debenture is presented for transfer and duly transferred hereunder, it shall be canceled and a new Debenture showing the name of the transferee as the record holder thereof shall be issued in lieu hereof. When this Debenture is presented to the Company with a reasonable request to exchange it for an equal principal amount of Debentures of other denominations, the Company shall make such exchange and shall cancel this Debenture and issue in lieu thereof Debentures having a total principal amount equal to this Debenture in the denominations requested by the Holder. The Company may charge a reasonable fee for any registration of transfer or exchange other than one occasioned by a notice of redemption or the conversion hereof. No transfer of this Debenture shall be made to any U.S. Person as that term is defined in Regulation S.

      Section 7.4. Worn or Lost Debentures. If this Debenture becomes worn, defaced or mutilated but is still substantially intact and recognizable, the Company or its agent may issue a new Debenture in lieu hereof upon its surrender. Where the Holder of this Debenture claims that the Debenture has been lost, destroyed or wrongfully taken, the Company shall issue a new Debenture in place of the original Debenture if the Holder so requests by written notice to the Company actually received by the Company before it is notified that the Debenture has been acquired by a bona fide purchaser and the Holder has delivered to the Company an indemnity bond in such amount and issued by such surety as the Company deems satisfactory together with an affidavit of the Holder setting forth the facts concerning such loss, destruction or wrongful taking and such other information in such form with such proof or verification as the Company may request.

Article 8.  Notices

      Any notice which is required or convenient under the terms of this Debenture shall be duly given if it is in writing and delivered in person or mailed by first class mail, postage prepaid and directed to the Holder of the Debenture at its address as it appears on the Register or if to the Company to its principal executive offices. The time when such notice is sent shall be the time of the giving of the notice.

Article 9.  Time

      Where this Debenture authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a public holiday, or authorizes or requires the payment of money or the performance of a condition or obligation within, before or after a period of time computed from a certain date, and such period of time ends on a Saturday or a Sunday or a public holiday, such payment may be made or condition or obligation performed on the next succeeding business day, and if the period ends at a specified hour, such payment may be made or condition performed, at or before the same hour of such next succeeding business day, with the same force and effect as if made or performed in accordance with the terms of this Debenture.

Where  time  is  extended  by virtue of the  provisions  of  this
Article 9, such extended time shall not be included in the computation of interest. A "business day" shall mean a day on which the banks in Florida are not required or allowed to be closed.

Article 10.  Waivers

      The holders of a majority in principal amount of the Debentures may waive a default or rescind a Notice of Default or the declaration of an Event of Default and its consequences except for a default in the payment of principal of or interest on any Debenture.

Article 11.  Rules of Construction

      In this Debenture, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in the Debenture are inserted for convenience of reference only, and they neither form a part of this Debenture nor are they to be used in the construction or interpretation hereof. Wherever, in this Debenture, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and if it is made in good faith, it shall be conclusive and binding upon the Company and the Holder of this Debenture.

Article 12. Arbitration

      The parties shall resolve any dispute arising hereunder before a panel of three arbitrators selected pursuant to and run in accordance with the rules of the American Arbitration Association. The arbitration shall be held in New York, New York. The winning party shall be entitled to an award of reasonable attorney's fees and costs. Disputes under this Debenture as well as all of the terms and conditions of this Debenture shall be governed in accordance with and by the laws of the State of Florida.

Article 13.  Governing Law

      The validity, terms, performance and enforcement of this Debenture shall be governed and construed by the provisions hereof and in accordance with the laws of the State of Florida applicable to agreements that are negotiated, executed, delivered and performed solely in the State of Florida.

      IN WITNESS WHEREOF, the Company has duly executed this Debenture as of the date first written above.

                              SYSTEMS COMMUNICATIONS, INC.


                              By _____________________________

                              Name:      Stephen  Williams
                              Title:        CEO